PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (this "Agreement") is made as of July 15, 2003, between TOSHIBA CORPORATION, a Japanese corporation, acting through its Semiconductor Company ("Toshiba"), and M-SYSTEMS FLASH DISK PIONEERS LIMITED, an Israeli corporation ("M-Systems").  Toshiba and M-Systems are also hereinafter referred to collectively as the "Parties" and each individually as a "Party".

RECITALS

A. Each Party owns or controls and may in the future own or control, and has and may in the future have rights under, various patents and utility models and applications therefor in various countries of the world; and

B. Each Party desires to acquire licenses under such patents and utility models and applications therefor of the other Party on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.                  Definitions.

Certain capitalized terms used in this Agreement shall have the meanings set forth for such terms in the body of this Agreement or in the attached Annex I.

2.                  Grants of Licenses.

2.1              M-Systems License.  Subject to the terms and conditions of this Agreement, M-Systems (on behalf of itself and its Subsidiaries) hereby grants to Toshiba, during the term of this Agreement, a nonexclusive, worldwide, royalty-free and fully paid-up license under the M-Systems Licensed Patents to make, have made, use, sell, offer to sell, import and otherwise dispose of any Toshiba Licensed Products.

2.2              Toshiba License.  Subject to the terms and conditions of this Agreement, Toshiba (on behalf of itself and its Subsidiaries) hereby grants to M-Systems, during the term of this Agreement, a nonexclusive, worldwide, royalty-free and fully paid-up license under the Toshiba Licensed Patents:

(a)    to make, have made, use, sell, offer to sell, import and otherwise dispose of any M-Systems Licensed Products;

(b)   to incorporate into M-Systems Licensed Products any Semiconductor Devices purchased or otherwise rightfully acquired from Toshiba or any third party;

* M-Systems Confidentiality Treatment Requested

_1_

(c)    to have any Semiconductor Devices made by a third-party manufacturer (in each case the identity of which shall be provided in writing by M-Systems to Toshiba prior to the initial manufacturing of such Semiconductor Devices) solely in accordance with unique designs and/or specifications originating with M-Systems, provided that such license shall not include the right to have made any monolithic Semiconductor Devices embedding or incorporating flash memory cells (including, without limitation, NAND flash memory dies); and

(d)   without derogating from Section 2.2(a) above, to use, sell, offer to sell, import and otherwise dispose of M-Systems Licensed Products which incorporate any Semiconductor Devices or any products made under Section 2.2(c) (subject to the limitations set forth in such Section 2.2(c)).

2.3              Application of Immunity.  The license by each Party (as Licensor Party) to the other Party (as Licensee Party) as set forth in Section 2.1 and Section 2.2  shall constitute a grant of immunity against any claim or action for infringement (whether direct or contributory infringement, inducement to infringe, or otherwise) against the Licensee Party`s distributors, resellers, customers and users, provided that the immunity shall apply only with respect to Licensed Products sold or otherwise disposed of by the Licensee Party (whether used alone, or as used with other products or components, where there is no substantial noninfringing use of such Licensed Products in the absence of use with such products or components).

3.                  Releases.

3.1              M-Systems Release. M-Systems, on behalf of itself and its Subsidiaries, hereby irrevocably releases Toshiba and its Subsidiaries, distributors, resellers, customers and users from any and all claims of infringement of any M-Systems Licensed Patents, which claims have been made or which might be made at any time, in connection with any Toshiba Licensed Product made, had made, used, sold, offered for sale, imported or otherwise disposed of by Toshiba or its Subsidiaries prior to the Effective Date, to the extent that such making, having made, use, sale, offering for sale, transfer, importation or other disposition would have been licensed, or immunized pursuant to Section 2.3, hereunder had it occurred after the Effective Date.

3.2              Toshiba Release.  Toshiba, on behalf of itself and its Subsidiaries, hereby irrevocably releases M-Systems and its Subsidiaries, distributors, resellers, customers and users from any and all claims of infringement of any Toshiba Licensed Patents, which claims have been made or which might be made at any time, in connection with any M-Systems Licensed Product made, had made, used, sold, offered for sale, imported or otherwise disposed of by M-Systems or its Subsidiaries, or any Semiconductor Device had made by M-Systems, prior to the Effective Date, to the extent that such making, having made, use, sale, offering for sale, transfer, importation or other disposition would have been licensed, or immunized pursuant to Section 2.3, hereunder had it occurred after the Effective Date.

* M-Systems Confidentiality Treatment Requested

_2_

3.3              Effect of Assignment.  The releases granted pursuant to Section 3.1 and Section 3.2 shall apply to and be binding on any assignees or other transferees of any of the Licensed Patents.  To the extent that such releases may not automatically be binding on any such assignees or other transferees, the transferring Party shall cause such releases to be so binding and shall indemnify and hold harmless the other Party from and against all damages, costs and other liabilities (including reasonable attorneys` fees) incurred by such Party and its sublicensed Subsidiaries that result from or relate to any failure to cause such releases to be so binding.

4.                  Right to Sublicense.

4.1              Sublicenses to Subsidiaries.  Each Party (as Licensee Party) shall have the right to grant sublicenses under the licenses granted to it pursuant to Section 2 (excluding the licenses granted to M-Systems pursuant to Section 2.2(c), Section 2.2(d) and Section 2.2(d)) to any of its Subsidiaries without any payment obligation by such Party or such Subsidiary, provided that all applicable terms and conditions of this Agreement are binding on such Subsidiaries to the same extent as this Agreement applies such terms and conditions to the Licensee Party.  The Parties acknowledge and agree that no written intra-corporate agreements or other formalities are required for the granting of such sublicenses to Subsidiaries, provided that such entities meet the requirements for Subsidiaries set forth in this Agreement and are bound by this Agreement in accordance with the foregoing.

4.2              Effect of Ceasing to Be a Subsidiary.  The extension to a Subsidiary of any licenses under this Agreement shall apply only during the time period during which such entity meets all the requirements of the definition of "Subsidiary" under this Agreement, and the sublicenses granted to any such entity shall terminate immediately when such entity ceases to be a Subsidiary.  For purposes of clarification, the Parties acknowledge and agree that termination of the licenses granted to any such entity that has ceased to be a Subsidiary shall not affect the continuation of the licenses and releases granted by such entity (on behalf of itself and its Subsidiaries) to the other Party (as Licensee Party) with respect to all Patents of such entity (including its Subsidiaries) that, if held by M-Systems or Toshiba at any time during the term of this Agreement, would constitute Licensed Patents of M-Systems or Toshiba (except for Post-Subsidiary Period Patents), which licenses and releases shall remain in effect in accordance with the terms of this Agreement even after such entity ceases to be a Subsidiary.

4.3              No Other Sublicenses.  Neither Party shall have the right to grant sublicenses of, or otherwise extend any licenses, immunities, releases or other grants of rights under, the rights granted to such Party pursuant to this Agreement, except as otherwise expressly provided in this Section 4.  In addition, no sublicensed Subsidiary shall have the right to grant further sublicenses of, or otherwise further extend, any licenses, immunities, releases or other rights under this Agreement or any sublicense permitted hereunder.

* M-Systems Confidentiality Treatment Requested

_3_

5.                  Application of Agreement.

Without limitation of the generality of the definition of Licensed Patents, each of M-Systems and Toshiba (as Licensor Party) acknowledges and agrees that the licenses set forth in Section 2 and the releases set forth in Section 3 shall automatically be binding on all of such Party`s Subsidiaries, such that all such Subsidiaries of a Party have granted and will grant to the other Party (as Licensee Party) licenses and releases of the scope contemplated by this Agreement under all Patents of such Subsidiaries that, if held by M-Systems or Toshiba at any time during the term of this Agreement, would constitute Licensed Patents, except that Patents acquired by a Subsidiary after such Subsidiary ceases to be a Subsidiary and issued Patents that are issued in respect of applications filed by a Subsidiary (and having a first priority date) after such Subsidiary ceases to be a Subsidiary ("Post-Subsidiary Period Patents") shall not be included in the licenses or releases granted to the other Party (as Licensee Party).  To the extent that this Agreement is not automatically binding on any such Subsidiaries, each Party (as Licensor Party) shall (a) cause its Subsidiaries to grant licenses and releases of the scope contemplated by this Agreement with respect to such Subsidiaries` Patents (other than Post-Subsidiary Period Patents), and to be bound by the terms and conditions of this Agreement applicable to Subsidiaries, to the same extent as if such Subsidiaries were parties hereto, and (b) indemnify and hold harmless the other Party (as Licensee Party) from and against all damages, costs and other liabilities (including reasonable attorneys` fees) incurred by the Licensee Party and its sublicensed Subsidiaries that result from or relate to any failure to cause the granting of any licenses and releases of the scope contemplated by this Agreement with respect to any such Patents.

6.                  No Assignment.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  No Party may assign this Agreement or its rights hereunder to any Person without the written consent of the other Party.  No assignment by any Party of this Agreement or of any of such Party`s rights hereunder (as agreed to by the other Party) shall release such assigning Party from any of its obligations hereunder.  Any attempted assignment of this Agreement in violation of this Section 6 shall be void and of no effect.

7.                  Extension to Acquired Operation.

In the event of an Acquisition by M-Systems or Toshiba (in such capacity, an "Acquiring Party", with the other Party being a "Non-Acquiring Party"), the applicable Acquired Operation shall be subject to the terms and conditions, and shall have the benefits, of this Agreement to the same extent as any other entity to which this Agreement is applicable (e.g., to the same extent as applicable to the Acquiring Party itself if such Acquired Operation becomes a part of the Acquiring Party and to the same extent as applicable to a Subsidiary if such Acquired Operation meets the requirements of the definition of "Subsidiary" pursuant to this Agreement), provided that the Acquired Operation will have the benefits of this Agreement only if the Acquired Operation is bound by all the provisions of this Agreement applicable to a Party or Subsidiary, as the case may be (including Section 2 and Section 3).

* M-Systems Confidentiality Treatment Requested

_4_

8.                  Representations and Warranties of the Parties.

Each Party hereby represents and warrants to the other Party as follows:

8.1              Organization and Standing.  Such Party is duly organized and validly existing under the laws of the jurisdiction of its organization.

8.2              Authority; Validity.  Such Party has all requisite organizational power and organizational authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by such Party.  This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

8.3              No Conflicts.  The execution and delivery by such Party of this Agreement does not, and the performance by such Party of its obligations hereunder will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit by such Party under, (a) its organizational documents or (b) any judgment, injunction, applicable law, contract, agreement or Approval to which such Party is a party or by which such Party is bound, except for such matters that, individually or in the aggregate, would not have a material adverse effect on such Party`s performance of its obligations under this Agreement.

8.4              Approvals.  No Approval of any Person is required to be obtained or made by such Party in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on such Party`s performance of its obligations under this Agreement.

8.5              Proceedings.  There are no pending or, to such Party`s knowledge, threatened Proceedings against or relating to such Party that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on such Party`s performance of its obligations under this Agreement.

8.6              Toshiba Licensed Patents.

(a)    Toshiba represents and warrants that, to the best of its knowledge, as of the Effective Date and during the term of this Agreement, all Patents entitled to effective filing dates prior to the Cut-Off Date and owned by Toshiba that relate primarily to Semiconductor Devices are and will be allocated to TSC, or are or will be owned or controlled by TSC and/or TSC`s Subsidiaries.

* M-Systems Confidentiality Treatment Requested

_5_

(b)   In the event of the discovery of any Patent entitled to an effective filing date prior to the Cut-Off Date and owned by Toshiba that primarily relates to Semiconductor Devices but that is not allocated to TSC or owned or controlled by TSC or a Subsidiary of TSC, Toshiba shall release M-Systems and its Subsidiaries from any claims that M-Systems Licensed Products or M-Systems` Semiconductor Devices infringe such Patent, solely to the extent that such M-Systems Licensed Products and M-Systems` Semiconductor Devices would have been non-infringing if the applicable Patent had been included in the Toshiba Licensed Patents for the purposes of the licenses granted to M-Systems under Section 2.2.

9.                  Term; Effect of [***] and XDOC Product Supply Terminations.

9.1              Term.  Subject to Section 9.2 and Section 9.3, this Agreement shall become effective on the Effective Date and shall remain in full force and effect until the expiration of the last to expire of any Licensed Patents.

9.2              Effect of Termination of the [***].

(a)    Subject to Section 9.2(b), if the [***] is terminated pursuant to [***] thereof, then the license rights and the releases granted to the Breaching Party under any USB‑Related Patents pursuant to this Agreement shall, at the sole discretion of the Breaching Party, either (i) continue in full force and effect, subject to and contingent upon the amended terms and conditions set forth on Schedule 9.2(a) or as otherwise mutually agreed by the Parties, or (ii) terminate and be of no further force and effect (without affecting the other licenses or any releases granted to the Breaching Party hereunder or any of the licenses or releases granted to the non Breaching Party hereunder).

(b)   Notwithstanding Section 9.2(a), if (i) the [***] is terminated pursuant to [***] thereof and (ii) the Special Conditions have been determined to be satisfied pursuant to the final arbitration decision providing for such termination of the [***], then the license rights and the releases granted to the Breaching Party under any USB‑Related Patents pursuant to this Agreement shall immediately terminate (without affecting the other licenses or any releases granted to the Breaching Party hereunder or any of the licenses or releases granted to the non Breaching Party hereunder).

(c)    If the [***] is terminated by the [***] pursuant to [***], then the license rights and the releases granted to the Parties under any USB‑Related Patents pursuant to this Agreement shall continue in full force and effect, subject to and contingent upon the amended terms and conditions set forth on Schedule 9.2(c) or as otherwise mutually agreed by the Parties (without affecting the other licenses or any releases granted to the Parties hereunder).

(d)   If the [***] is terminated otherwise than as described in Section 9.2(a), Section 9.2(b) or Section 9.2(c), then such termination shall have no effect on this Agreement or the licenses and releases granted hereunder.

* M-Systems Confidentiality Treatment Requested

_6_

9.3              Effect of XDOC Product Supply Termination.

(a)    Subject to Section 9.3(b), if XDOC Product Supply Termination occurs, then the license rights and the releases granted to the Breaching Party under any XDOC-Related Patents pursuant to this Agreement shall, at the sole discretion of the Breaching Party, either (i) continue in full force and effect, subject to and contingent upon the amended terms and conditions set forth on Schedule 9.3(a) or as otherwise mutually agreed by the Parties, or (ii) terminate and be of no further force and effect (without affecting the other licenses or any releases granted to the Breaching Party hereunder or any of the licenses or releases granted to the non Breaching Party hereunder).

(b)   Notwithstanding Section 9.3(a), if (i) XDOC Product Supply Termination occurs and (ii) the Special Conditions have been determined to be satisfied pursuant to the final arbitration decision providing for such XDOC Product Supply Termination, then the license rights and the releases granted to the Breaching Party under any XDOC‑Related Patents pursuant to this Agreement shall immediately terminate (without affecting the other licenses or any releases granted to the Breaching Party hereunder or any of the licenses or releases granted to the non Breaching Party hereunder).

(c)    If XDOC Product Supply Termination occurs otherwise than described in Section 9.3(a) or Section 9.3(b), then such termination shall have no effect on this Agreement or the licenses and releases granted hereunder.

9.4              Royalty Exclusion.  In no event shall any royalties or Support Fees (as defined in Section 4.7.1 of the XDOC D&L Agreement) be due to a Party pursuant to the XDOC D&L Agreement with respect to any products that are subject to royalty payment obligations on the part of the other Party pursuant to the terms of this Agreement (including, but not limited to, Section 9.2 or Section 9.3 hereof).

10.              Miscellaneous.

10.1          No Implied Warranties, Etc.  Nothing contained in this Agreement shall be construed as:

(a)    a warranty or representation by either of the Parties as to the validity or scope of any Licensed Patents; or

(b)   conferring upon either Party or its Subsidiaries any license, immunity, release or other right under any Patents, except the licenses, immunities, releases and other rights expressly granted hereunder; or

(c)    a warranty or representation that any acts licensed or immunized hereunder will be free from infringement of Patents, other than those under which licenses, immunities and other rights have been granted hereunder; or

(d)   an agreement to bring or prosecute actions or suits against third parties for infringement or agreement conferring any right to bring or prosecute actions or suits against third parties for infringement; or

* M-Systems Confidentiality Treatment Requested

_7_

(e)    conferring any right to use, in advertising, publicity, or otherwise, any trademark or trade name, or any contraction, abbreviation or simulation thereof, of either Party; or

(f)     an obligation to furnish any technical information or know-how.

10.2          No Implied Licenses.  Each Party hereby retains all rights not expressly granted by this Agreement.  To the fullest extent permitted by applicable law, each Party hereby disclaims any and all implied licenses, immunities, releases and other rights.  In addition, this Agreement provides no licenses, immunities, releases or other rights to either Party under any trademarks or trade names, copyrights, mask work rights or trade secrets.

10.3          Confidentiality; Publicity.

(a)    Confidential Information.  "Confidential Information" means, subject to the limitations set forth in Section 10.3(c), (i) any information of a Party with respect to which the other Party has a confidentiality obligation as of the date hereof pursuant to the express terms of a written confidentiality or nondisclosure agreement between the Parties, (ii) any information regarding the disclosing Party or its business, including information which relates to research, product plans, designs, patents, trademarks, trade secrets, know-how, products, pricing, services, customers, markets, forecasts, marketing or finance, which is (1) in written or other tangible form and marked with a legend which identifies the information as confidential, or (2) in oral or visual form, identified as being confidential at the time of disclosure and thereafter summarized in a writing which identifies the information as confidential and is transmitted to the receiving Party within thirty (30) days after such oral or visual disclosure.

(b)   Confidentiality Obligation. During the a period of eight (8) years after receipt of any Confidential Information, each Party agrees (i) to protect all such Confidential Information received by such Party and not to disclose such Confidential Information to any person or entity ("Person"), utilizing the same degree of care the receiving Party utilizes to protect its own confidential information of a similar nature (and in no event less than reasonable care), and (ii) not to utilize such Confidential Information for any purpose other than in connection with the activities contemplated by this Agreement.  Notwithstanding anything to the contrary in the foregoing, each Party may disclose Confidential Information to any employee, agent or representative who has a "need to know" such information for the purposes of this Agreement, provided that such Person(s) shall be notified that such disclosure is made and shall be kept in confidence.

(c)    Exceptions.  Notwithstanding the provisions of Section 10.3(a), neither Party shall have any obligation to maintain the confidentiality of any information, and Confidential Information shall not include any information, that (i) is or becomes generally available in the public domain other than as a result of disclosure by the receiving Party (or any third party under a duty of confidentiality to the disclosing Party), (ii) was known by the receiving Party prior to disclosure by the disclosing Party, as can be evidenced by written documents existing at the time of initial disclosure, (iii) was independently developed by the receiving Party without use of or reference to such information, as can be evidenced by written documents, or (iv) was received by the receiving Party from another Person without violation of any confidentiality obligations.

* M-Systems Confidentiality Treatment Requested

_8_

(d)   Ownership.  All Confidential Information shall remain the sole property of the disclosing Party.  No receiving Party shall have any rights to the Confidential Information of the disclosing Party other than as expressly set forth in this Agreement.

(e)    Disposal of Confidential Information.  Within thirty (30) days of the termination of this Agreement, or at any time upon the applicable disclosing Party`s request, the receiving Party shall return to the disclosing Party or destroy all Confidential Information (including copies and electronic records thereof).

(f)     Publicity.  Subject to applicable law and the applicable rules or regulations of any stock exchange on which the securities of either Party are traded, no Party shall issue any press release, publicity statement, communication with stockholders, public notice or other public disclosure relating directly to this Agreement or the transactions contemplated hereby without prior notice to, consultation with, and the consent of the other Party.  The Parties shall issue a joint press release with respect to the transactions under this Agreement and certain other related agreements entered into between the Parties as of the Effective Date, in form to be mutually agreed by the Parties, shortly after the Effective Date of this Agreement.

10.4          Governing Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, U.S.A. (without regard to the choice of law provisions thereof).  The Parties agree and consent that services of process may be made upon the Parties in any Proceedings relating hereto by any means allowed under applicable law.

10.5          Dispute Resolution.

(a)    The Parties intend that all disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of either Party.

(b)   Each arbitration hereunder shall be conducted in the English language in New York, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Rules").  However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the Rules.  Each Party may demand arbitration by filing a written demand with the other Party within one hundred twenty (120) days after the expiration of the sixty (60) day period described above.  Each Party shall select one (1) arbitrator and the two (2) arbitrators selected by the Parties shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute.  In the event the two (2) arbitrators are unable to select a third arbitrator, such selection shall be made pursuant to the Rules.  Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute.

* M-Systems Confidentiality Treatment Requested

_9_

  The arbitrators shall also have the authority to allocate between the Parties the costs of the arbitration in such equitable manner as the arbitrators may determine.  The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.  Notwithstanding the foregoing, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators.  The award rendered in an arbitration hereunder shall be final and non‑appealable.

10.6          Notices and Other Communications.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

If to Toshiba:

Toshiba Corporation
1-1 Shibaura 1- chome, Minato-ku,
Tokyo 105-8001
Japan
Attention: General Manager
Legal Affairs and Contracts Division
Semiconductor Company
Telephone: +81-3-3457-3452
Facsimile: +81-3-5444-9342

If to M-Systems:

General Counsel; and

VP Corporate Development and Legal Affairs
M-Systems Flash Disk Pioneers Limited
7 Atir Yeda St. Kfar Saba, 44425, Israel
Telephone: +972-9-764-5000
Facsimile: +972-3-548-8666

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 10.6.

10.7          Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

* M-Systems Confidentiality Treatment Requested

_10_

10.8          Amendments.  This Agreement may be amended or modified only by a written instrument signed by each Party.

10.9          Waiver.  Any waiver by a Party of an instance of the other Party`s noncompliance with any obligation or responsibility herein contained shall be in writing and signed by the waiving Party and shall not be deemed a waiver of any other instance of the other Party`s noncompliance hereunder.

10.10      No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

10.11      Expenses.  Each Party shall bear all of its out-of-pocket costs and expenses incurred in connection with the negotiation and execution of this Agreement.

10.12      Construction.  This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

10.13      Interpretation and Construction of this Agreement.  Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.  The headings of the Articles and Sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

10.14      Language.  The Parties have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.

10.15      Specific Performance.  The Parties agree that each other Party shall be entitled to obtain an injunction or injunctions in accordance with the dispute resolution procedures contained in Section 10.5 to prevent breaches of the provisions of this Agreement or any agreement contemplated hereunder, and to enforce specifically the terms and provisions hereof.

* M-Systems Confidentiality Treatment Requested

_11_

10.16      Consequential and Other Damages.  In no event shall either Party be liable with respect to this Agreement for any special, indirect, incidental, punitive or consequential damages of any kind, including damages to the other Party`s business reputation however caused, and on any theory of liability whether in an action for contract, strict liability or tort (including negligence) or otherwise, whether or not the first party has been advised of the possibility of such damages.

10.17      Cumulative Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by Law or otherwise on such Party, and the exercise of any one remedy will not preclude the exercise of any other remedy.

10.18      Relationship of the Parties.  Nothing contained in this Agreement is intended to, or shall be deemed to, create a partnership among the Parties for any purpose, including tax purposes.  Neither of the Parties will take a position contrary to the foregoing.

10.19      Entire Agreement.  The provisions of this Agreement and the Exhibits and Schedules hereto set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications among the Parties relating to the subject matter hereof.

10.20      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.21      Nature of Agreement.  This is a contract under which each Party is a licensor to the other Party of rights with respect to "intellectual property" within the scope of Section 101 of the U.S. Bankruptcy Code, and, in the event of a case under the Bankruptcy Code involving a Party, the other Party shall have the right to exercise any and all rights described in Section 365(n) of the Bankruptcy Code or in this Agreement, including the right to retain the rights (including its licenses and immunities) contemplated hereby.

* M-Systems Confidentiality Treatment Requested

_12_

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Patent License Agreement as of the Effective Date.

TOSHIBA CORPORATION By: ____________________________ Name: Title:	M-SYSTEMS FLASH DISK PIONEERS LIMITED By: ____________________________ Name: Title:

* M-Systems Confidentiality Treatment Requested

_13_

Annex 1

Certain Definitions

"Acquired Operation" shall mean an on‑going business or operation (which business or operation has products or services, or on-going activities to develop products or services) which is acquired (or as to which Control is acquired) directly or indirectly by Toshiba or M-Systems (whether as assets or as an entity that becomes a Subsidiary).

"Acquisition" shall mean any transaction or any series of transactions (whether a merger, acquisition of assets, acquisition of securities or otherwise) as a result of which, directly or indirectly, either M-Systems or Toshiba acquires ownership or Control of an Acquired Operation.

"Approval" means, as to any Person, any consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, such Person.

"Breaching Party" shall mean Toshiba in case of a violation or breach of an applicable agreement by Toshiba or any of its Subsidiaries, and M-Systems in case of a violation or breach of an applicable agreement by M-Systems or any of its Subsidiaries.  For the avoidance of doubt, this definition shall have no effect in determining whether any violation or breach by a Breaching Party constitutes grounds for termination of the applicable agreement.  Such determination shall be made exclusively in accordance with the applicable provisions of such agreement.

"Business Day" shall mean any day except (a) a Saturday or Sunday or (b) any other day on which commercial banks in Tokyo, Japan are authorized by law to close.

"Control" as to an entity shall mean (a) ownership, directly or indirectly, of 50% or more of the outstanding shares or other ownership interests of such entity, or (b) the right to appoint the majority of the members of the Board of Directors or similar body of such entity.

"Cut-Off Date" shall mean January 1, 2011.

"DiskOnKey Products" shall mean any current or future removable data storage products comprised of (1) a non-detachable USB connector and (2) embedded flash memory for data storage, contained within a single shell package. For the avoidance of any doubts, the above includes DiskOnKey Products of USB versions 1.1, 2.0, OTG and any other extensions and derivatives thereof.

"Effective Date" shall mean the date of this Agreement.

[***].

"Governmental Authority" means any governmental body, agency or official of any country or political subdivision of any country, including, but not limited to, federal, state, county and local governments and administrative agencies; any court, administrative hearing body, arbitrator, commission or other similar dispute resolving panel or body; and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

* M-Systems Confidentiality Treatment Requested

_14_

"Licensed Patents" shall mean the M-Systems Licensed Patents and/or the Toshiba Licensed Patents, as the case may be.

"Licensed Product" as to a Party shall mean the M-Systems Licensed Products or the Toshiba Licensed Products, as the case may be.

"Licensee Party" shall mean a Party (including its sublicensed Subsidiaries) in its capacity as licensee or beneficiary of any licenses or immunities under this Agreement.

"Licensor Party" shall mean a Party (including its Subsidiaries) in its capacity as licensor or grantor of any licenses or immunities under this Agreement.

[***].

"M-Systems Licensed Patents" shall mean all Patents entitled to effective filing dates prior to the Cut-Off Date, (a) which are, or at any time during the term of this Agreement may be, owned or controlled by M-Systems or its Subsidiaries, or (b) as to which M-Systems or its Subsidiaries has, or may at any time during the term of this Agreement acquire, the right to grant licenses or immunities from suit (or to bring or refrain from bringing claims or actions for infringement) as set forth herein without paying any compensation to a third party.

"M-Systems Licensed Products" shall mean all products and systems manufactured and sold by M-Systems and/or its Subsidiaries at any time, whether as of the date of this Agreement or as of any future date during the term of this Agreement, other than Semiconductor Devices.

"New MPA" shall mean the New Master Purchase Agreement entered into between the Parties as of the Effective Date.

"Patents" shall mean patents (including utility patents, design patents and utility models) of all countries of the world issued or issuing on patent applications (including provisional applications), together with such patent applications and any reissues, continuations, continuations in part, divisionals and reexaminations and foreign counterparts of such patents or patent applications.

"Person" means a natural individual, Governmental Authority, partnership, firm, corporation or other entity.

"Proceeding" shall mean any action, litigation, arbitration, suit, proceeding or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

"Semiconductor Device"  shall mean (a) a chip consisting primarily of a body of semiconductor material having a plurality of electrodes associated therewith, or (b) a unitary assembly consisting primarily of one or more chips as defined in sub-part (a) having fixed permanent physical relationship established there between, wherein said Semiconductor Device includes housing means, if provided therewith as part thereof.

* M-Systems Confidentiality Treatment Requested

_15_

"Special Conditions" with respect to a violation or breach (i) of the [***] for purposes of [***] or (ii) causing an XDOC Product Supply Termination for purposes of Section 9.3(b) shall mean each of the following conditions:

(a) [***];

(b) [***];

(c) [***].

For the avoidance of doubt, this definition shall have no effect in determining whether any violation or breach by a Breaching Party constitutes grounds for termination of the [***] or for XDOC Product Supply Termination or other termination of the New MPA.  Such determination shall be made exclusively in accordance with the applicable provisions of the [***] or the New MPA, as applicable.

"Subsidiary" shall mean a corporation or other entity of which the applicable Party (a) owns, directly or indirectly, 50% or more of the outstanding shares or other ownership interests, or (b) has the right to appoint the majority of the members of the Board of Directors or similar body.  For the avoidance of doubt, [***].

[***].

"Toshiba Licensed Patents" shall mean all Patents entitled to effective filing dates prior to the Cut-Off Date, (a) which are, or at any time during the term of this Agreement may be, owned or controlled by Toshiba and/or any of its Subsidiaries and which are allocated in the ordinary course of business to TSC, or owned or controlled by the TSC and/or TSC`s Subsidiaries, or (b) as to which TSC and/or its Subsidiaries have, or may at any time during the term of this Agreement acquire, the right to grant licenses or immunities from suit (or to bring or refrain from bringing claims or actions for infringement) as set forth herein without paying any compensation to a third party.

"Toshiba Licensed Products" shall mean all products and systems (including flash memory cards) manufactured and sold at any time by TSC or its Subsidiaries.  For the avoidance of doubt, any product or system that at any time qualifies as a Toshiba Licensed Product due to its manufacture and sale by TSC or its Subsidiaries shall be deemed a Toshiba Licensed Product so long as it is manufactured and sold by Toshiba or any Subsidiary of Toshiba (including TSC or its Subsidiaries).

"TSC" shall mean the Semiconductor Company of Toshiba.

"USB-Related Patent" shall mean a Licensed Patent that claims any invention or inventions (including any method or process) that is (a) embodied primarily in interfaces implementing the universal serial bus ("USB") protocol or in USB flash disks, or (b) designed for use, or used, primarily in making, using, selling, developing, designing, assembling, diagnosing, testing and/or repairing (i) interfaces implementing the USB protocol, or (ii) USB flash disks.

* M-Systems Confidentiality Treatment Requested

_16_

"XDOC D&L Agreement" shall mean the XDOC Development & License Agreement entered into by and between the Parties dated as of the Effective Date.

"XDOC Product" shall have the meaning given to such term in the New MPA.

"XDOC-Related Patent" shall mean a Licensed Patent that claims any invention or inventions (including any method or process) that is (a) embodied primarily in XDOC Products, or (b) designed for use, or used, primarily in making, using, selling, developing, designing, assembling, diagnosing, testing and/or repairing XDOC Products.

"XDOC Product Supply Termination" shall mean a termination of the New MPA by the non-Breaching Party pursuant to Section 16.1.4 of the New MPA as a result of the Breaching Party's material violation or breach of its material obligations thereunder relating to the supply or purchase of XDOC Products.

* M-Systems Confidentiality Treatment Requested

_17_

Schedule 9.2(a)

Amended Terms of License Rights
to USB-Related Patents pursuant to Section 9.2(a)(i)

1. The Breaching Party shall pay to the non Breaching Party royalty payments on the Breaching Party`s DiskOnKey Revenues from and after the termination date of the [***], calculated as a percentage of the Breaching Party`s DiskOnKey Revenues equal to [***].  The non Breaching Party may approach the Breaching Party if in its opinion applying the mechanism described in subsection (ii) would not be equitable under certain circumstances, and in such case the Parties shall have good faith discussions about such circumstances, provided that the mechanism described in subsection (ii) shall be applied unless the non Breaching Party and the Breaching Party expressly agree in writing otherwise.

2. Any royalties under this Schedule 9.2(a) shall be calculated per each Royalty Period and shall be payable within [***] days following the close of each Royalty Period. Each royalty payment will be accompanied by a statement certified by the Breaching Party describing the number of units of DiskOnKey Products sold, the amount of DiskOnKey Revenues, the actual amounts received by such Party and/or its Subsidiaries in connection with DiskOnKey Revenue, a calculation of the amount of royalties due to the other Party, and the amount of royalties being paid

3. For the purpose hereof the term "DiskOnKey Revenues" shall mean the sum of all payments invoiced, after the termination date, by the Breaching Party and/or its Subsidiaries (other than with respect to invoices issued to (i) the other Party and/or its Subsidiaries, (ii) any Toshiba Internal Company (if Toshiba is the Breaching Party), or (iii) any Subsidiary of the Breaching Party) for any DiskOnKey Products. In the case of a sale of DiskOnKey Products by the Breaching Party to a Subsidiary which is then incorporated into another product with substantial additional value prior to being sold to a customer, the calculation of DiskOnKey Revenue for such DiskOnKey Products will be based on a price per such DiskOnKey Product equal to the greater of: (i) the price invoiced by the Breaching Party to the Subsidiary, or (ii) the average selling price paid to the Breaching Party for such DiskOnKey Product during the applicable Royalty Period by customers who are not Subsidiaries of the Breaching Party, provided however that if the Breaching Party and/or its Subsidiaries have not sold any such applicable DiskOnKey Product to any third parties during the applicable Royalty Period, then the agreed invoiced amount per such DiskOnKey Product under this Subsection (ii) shall be the average selling price paid to the non Breaching Party for such DiskOnKey Product during the applicable Royalty Period by customers who are not Subsidiaries of the non Breaching Party.

* M-Systems Confidentiality Treatment Requested

_18_

4. In the event that any DiskOnKey Revenue invoiced by a Party and/or its Subsidiaries is not received by such companies within [***] days from the payment date set forth in such invoice (such unpaid amount to be referred to as the "Unpaid Amount"), then the DiskOnKey Revenue for the next Royalty Period after such date shall be decreased by the Unpaid Amount, provided that if the Unpaid Amount is received by a Party and/or its Subsidiaries at any time thereafter, such Unpaid Amount shall be added to the DiskOnKey Revenue for the Royalty Period during which such Unpaid Amount is received. DiskOnKey Revenue invoiced in currencies other than U.S. dollars will be converted based on the exchange rate at the close of the last business day of the applicable Royalty Period in the foreign currency exchange market of Tokyo. Each royalty statement will include a listing of each exchange rate used in calculating the royalty payment for the Royalty Period covered by such statement. Notwithstanding the above, the Breaching Party undertakes that any sale of DiskOnKey Products to a Subsidiary shall be evidenced by an applicable invoice.

* M-Systems Confidentiality Treatment Requested

_19_

Schedule 9.2(c)

Amended Terms of License Rights
to USB-Related Patents pursuant to Section 9.2(c)(i)

1. The Parties shall have good faith negotiations and agree on appropriate royalty rates (if any) applicable to DiskOnKey Revenues with respect to each Party`s USB-Related Patents, provided that in no case shall the royalty rate applicable to either Party exceed [***].  A Party may approach the other Party if in its opinion applying the mechanism described in subsection (ii) would not be equitable under certain circumstances, and in such case the Parties shall have good faith discussions about such circumstances, provided that the mechanism described in subsection (ii) shall be applied unless the Parties expressly agree in writing otherwise.

2. Any royalties under this Schedule 9.2(c) shall be payable in the manner set forth in paragraphs 2 and 3 of Schedule 9.2(a).

3. For the purpose hereof the term "DiskOnKey Revenues" shall have the meaning set forth in Schedule 9.2(a).

* M-Systems Confidentiality Treatment Requested

_20_

Schedule 9.3(a)

Amended Terms of License Rights
to XDOC-Related Patents pursuant to Section 9.3(a)(i)

1. The Breaching Party shall pay to the non Breaching Party royalty payments on the Breaching Party`s [***] (as defined in the XDOC D&L Agreement) from and after the date of XDOC Product Supply Termination, calculated as follows:

(a) with respect to royalties on [***], a percentage equal to [***]; and

(b) with respect to royalties on [***], a percentage equal to [***].

2. The non Breaching Party may approach the Breaching Party if in its opinion applying the mechanism described in paragraph 1 above would not be equitable under certain circumstances, and in such case the Parties shall have good faith discussions about such circumstances, provided that the mechanism described in subsection (ii) shall be applied unless the non Breaching Party and the Breaching Party expressly agree in writing otherwise.

3. Any royalties under this Schedule 9.3(a) shall be payable in the manner set forth in the XDOC D&L Agreement; For the avoidance of any doubts, any royalties under this Schedule 9.3(a) shall not be subject to any caps on payment as set forth in the XDOC D&L Agreement.

* M-Systems Confidentiality Treatment Requested

_21_